UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 23, 2015

Dendreon Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35546	22-3203193
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 2nd Avenue, Seattle, Washington	98101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 256-4545

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) As previously announced, on November 10, 2014, Dendreon Corporation (the “Company”) and its wholly owned subsidiaries, Dendreon Holdings, LLC, Dendreon Distribution, LLC and Dendreon Manufacturing, LLC (collectively, together with the Company, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

On February 19, 2015, as previously disclosed, the Debtors, Valeant Pharmaceuticals International, Inc. (“Valeant”) and Drone Acquisition Sub Inc., a wholly-owned direct subsidiary of Valeant (the “Purchaser”), entered into a second amended and restated acquisition agreement (the “Acquisition Agreement”) pursuant to which the Purchaser agreed to acquire substantially all of the assets (including $80 million in cash of the Debtors) and certain liabilities of the Debtors (the “Sale Transaction”) for an aggregate purchase price of $495 million. On February 23, 2015, the Company completed the Sale Transaction.

Pursuant to the terms of the Acquisition Agreement, prior to the closing of the Sale Transaction, Valeant or one of its affiliates was required to extend offers of employment to each employee of the Company. On February 23, 2015, in connection with the closing of the Sale Transaction, Gregory R. Cox, Executive Vice President, Chief Financial Officer and Treasurer, ceased to be employed by the Company and became an employee of Valeant or one of its affiliates.

As a result of the completion of the Sale Transaction, on February 27, 2015, the Debtors terminated without cause the employment of W. Thomas Amick, Chief Executive Officer and President of the Company, effective immediately. As of such date, Mr. Amick is no longer a director of the Company.

On February 26, 2015, Mr. Cox accepted new employment with the Company as Chief Financial Officer and Treasurer, and Robert L. Crotty accepted new employment with the Company as General Counsel and Secretary. Mr. Crotty also became President of the Company, effective upon such position becoming vacant at the Company following the departure of Mr. Amick.

Mr. Cox, age 49, previously served as Executive Vice President, Chief Financial Officer and Treasurer of the Company, from February 4, 2015 to February 23, 2015. Prior to that time, Mr. Cox served as Vice President, Interim Chief Financial Officer and Treasurer of the Company, from August 2013 to February 2015, and as Vice President of Finance and Accounting Operations of the Company, from November 2005 to August 2013. Prior to joining Dendreon, Mr. Cox served as Vice President and Treasurer at Corixa Corporation from 1999 to 2005, responsible for developing corporate-wide business and financial strategies. He also served as Controller for Corixa from 1995 to 1999, where he led SEC compliance and reporting. Mr. Cox received his Bachelor of Arts degree in Accounting from Otterbein University and is a Certified Public Accountant.

Mr. Crotty, age 41, previously served as Executive Vice President, General Counsel and Secretary of the Company, from April 2014 to February 23, 2015. Prior to that time, Mr. Crotty served as Vice President, Interim General Counsel and Secretary of the Company, from February 2014 to April 2014, and as Vice President, Assistant General Counsel and Assistant Secretary of the Company, from April 2012 until February 2014. Previously, Mr. Crotty served as Senior Director, Senior Counsel and Assistant Secretary at NPS Pharmaceuticals, Inc., a biopharmaceutical company, from February 2009 until March 2012. From October 2006 until February 2009, Mr. Crotty held several positions at ImClone Systems Incorporated, a wholly-owned subsidiary of Eli Lilly and Company, and served as Senior Director, Senior Counsel and Assistant Secretary of ImClone prior to his departure. Prior to that time, Mr. Crotty worked at the law firms of Morgan Lewis & Bockius LLP from 2004 until October 2006, and Norton Rose Fulbright (f/k/a Fulbright & Jaworski) from 2001 until 2004. He earned his Bachelor of Arts from Princeton University and J.D. from University of Pennsylvania Law School.

There are no arrangements or understandings between either Mr. Cox or Mr. Crotty on the one hand and any other persons on the other hand pursuant to which either was appointed to their current respective positions with the Company. There are no family relationships between either Mr. Cox or Mr. Crotty on the one hand and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer on the other hand. No information is required to be disclosed with respect to either Mr. Cox or Mr. Crotty pursuant to Item 404(a) of Regulation S-K.

The offer letter provided by the Company to Mr. Cox provides for a monthly base salary of $37,500 (corresponding to an annual base salary of $450,000). The term of Mr. Cox’s employment is of indefinite duration and his employment is “at will,” meaning that either Mr. Cox or the Company are free to terminate the employment relationship at any time, for any or no reason and with no advance notice. Mr. Cox’s Executive Employment Agreement with the Company, dated as of August 9, 2013, was terminated on February 23, 2015 and is wholly void and of no force or effect.

The offer letter provided by the Company to Mr. Crotty provides for a monthly base salary of $28,666.66 (corresponding to an annual base salary of $344,000). The term of Mr. Crotty’s employment is of indefinite duration and his employment is “at will,” meaning that either Mr. Crotty or the Company are free to terminate the employment relationship at any time, for any or no reason and with no advance notice. Mr. Crotty’s Executive Employment Agreement with the Company, dated as of May 1, 2014, was terminated on February 23, 2015 and is wholly void and of no force or effect.

The foregoing descriptions of the terms of employment of each of Messrs. Cox and Crotty are qualified in their entirety by reference to the form of offer letter, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

In connection with the closing of the Sale Transaction and in anticipation of the winding down of the Debtors’ affairs, on February 23, 2015, David L. Urdal, Ph.D., resigned from the board of directors of the Company, effective immediately.

Item 8.01. Other Events.

On November 9, 2014, as previously disclosed, the Debtors and (i) certain holders representing approximately 47.8% and (ii) certain other holders representing approximately 35.9% (collectively, the “Supporting Noteholders”) of the outstanding principal amount of the Company’s 2.875% Convertible Senior Notes due 2016 (the “2016 Notes”) entered into two separate Plan Support Agreements, which were amended and restated on December 15, 2015 (the “PSAs”). Under the terms of the PSAs, the parties agreed to work to effectuate a restructuring of the Debtors’ obligations pursuant to a stand-alone plan of reorganization in Chapter 11 under which holders of the 2016 Notes would receive new shares of common stock in the reorganized Company, subject to the outcome of the competitive process contemplated in the PSAs.

On February 25, 2015, the Debtors and the Supporting Noteholders agreed to extend the dates of the following termination events: (a) the filing of the Plan and the Disclosure Statement (each as defined in the respective PSAs), from 15 days following the bid deadline to March 10, 2015; (b) the commencement by the Debtors of Solicitation (as defined in the respective PSAs), from March 15, 2015 to April 24, 2015; (c) confirmation of the Plan by the Bankruptcy Court, from May 1, 2015 or May 15, 2015, as the case may be, to June 5, 2015; and (d) occurrence of the effective date of the Plan, from June 1, 2015 to June 22, 2015.

Cautionary Statements Regarding the Chapter 11 Cases

The Company’s securityholders are cautioned that trading in the Company’s securities during the pendency of the Chapter 11 Cases will be highly speculative and will pose substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders thereof in the Company’s Chapter 11 Cases. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities. The Bankruptcy Court has entered an order that places limitations on trading in the Company’s common stock, including options and certain other rights to acquire common stock, and certain instruments convertible into common stock, during the pendency of the bankruptcy proceedings.

A plan of liquidation will likely result in holders of the Company’s capital stock receiving no distribution on account of their interests and cancellation of their existing stock. If certain requirements of the Bankruptcy Code are met, a Chapter 11 plan can be confirmed notwithstanding its rejection by the Company’s equity securityholders and notwithstanding the fact that such equity securityholders do not receive or retain any property on account of their equity interests under the plan. The purchase price paid by the Purchaser in connection with the closing of the Sale Transaction does not exceed the Company’s prepetition obligations to creditors, and therefore subsequent liquidation under a Chapter 11 plan would provide no recovery for the Company’s equity securityholders.

Cautionary Statement Regarding Forward-Looking Statements

Certain information in this Current Report on Form 8-K and Exhibit 10.1 attached hereto (collectively, this “Current Report”) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report that are not statements of historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred referenced in this Current Report should be considered forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “predict,” “will,” “would,” “could,” “should,” “target” and similar expressions are often used to identify forward-looking statements. Actual results or events could differ materially from those indicated in forward-looking statements as a result of risks and uncertainties, including, among others, the potential adverse impact of the Chapter 11 Cases on the Company’s liquidity or results of operations, changes in the Company’s ability to meet financial obligations during the Chapter 11 process or to maintain contracts that are critical to the Company’s wind-down of its affairs, the outcome or timing of the Chapter 11 process, the effect of the Chapter 11 Cases or the Sale Transaction on the Company’s relationships with third parties, regulatory authorities and employees in connection with the Company’s wind-down of its affairs, proceedings that may be brought by third parties in connection with the Chapter 11 process, the ability of the Company to fund the wind-down of its affairs and the timing or amount of any distributions to the Company’s stakeholders. For a discussion of some of the additional risks and important factors that the Company believes could cause actual results or events to differ from the forward-looking statements that it makes, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results or events to differ from those contained in any forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained in this Current Report. Any forward-looking statements speak only as of the date of this Current Report. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information Regarding the Chapter 11 Cases

Information about the Chapter 11 process, as well as court filings and other documents related to the reorganization proceedings, is available through the Company’s claims agent, Prime Clerk, at https://cases.primeclerk.com/dendreon or 844-794-3479. Information contained on, or that can be accessed through, such web site or the Bankruptcy Court’s web site is not part of this Current Report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

10.1	Form of Offer Letter, dated February 26, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

Date: February 27, 2015	By:	/s/ Robert L. Crotty
		Name:	Robert L. Crotty
		Title:	President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Form of Offer Letter, dated February 26, 2015